As filed with the United States Securities and Exchange Commission on March 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Vertical Aerospace Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
c/o Vertical Aerospace Ltd. 140-142 Kensington Church Street London W8 4BN United Kingdom (Address of Principal Executive Offices)	Not Applicable (Zip Code)

VERTICAL AEROSPACE LTD. 2021 INCENTIVE AWARD PLAN

VERTICAL AEROSPACE ENTERPRISE MANAGEMENT INCENTIVE OPTION AGREEMENTS

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

United States

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Robbie McLaren, Esq.

J. David Stewart, Esq.

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44 20 7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Vertical Aerospace Ltd., unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

•	Our prospectus dated January 27, 2022 filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1 originally filed with the Commission on January 18, 2022, as amended (Commission File No. 333-262207), which contains audited financial statements for our latest fiscal year for which such statements have been filed;

•	Our Report of Foreign Private Issuer on Form 6-K (excluding Exhibit 99.1 thereto) furnished with the Commission on January 27, 2022 (Commission File No. 001-41169); and

•	The description of our Ordinary Shares that is contained in our Registration Statement on Form 8-A (Commission File No. 001-41169), filed with the Commission on December 15, 2021, as updated by any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent designated therein, certain Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such. In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. We have also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Memorandum and Articles of Association of the Company, as currently in effect (incorporated by reference to Exhibit 1.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, as amended (File No. 001-41169) filed on December 16, 2021).

4.1	Specimen Ordinary Share certificate of the Company (incorporated by reference to Exhibit 4.6 to Amendment No. 7 to the Company’s Registration Statement on Form F-4 (Commission File No. 333-257785), filed with the Commission on November 24, 2021).

4.2	Form of Vertical Aerospace Ltd. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 7 to the Company’s Registration Statement on Form F-4 (Commission File No. 333-257785), filed with the Commission on November 24, 2021).

4.3*	Form of Vertical Aerospace Group Ltd. Enterprise Management Incentive Option Agreements.

4.4*	Form of Vertical Aerospace Ltd. Replacement Enterprise Management Incentive Option Agreements.

5.1*	Opinion of Walkers (Cayman) LLP, Cayman counsel to the Company, as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Walkers (Cayman) LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page hereto).

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on this 24th day of March, 2022.

VERTICAL AEROSPACE LTD.

By:	/s/ Vincent Casey
Name:	Vincent Casey
Title:	Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Vertical Aerospace Ltd., hereby severally constitute and appoint Stephen Fitzpatrick and Vincent Casey, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Fitzpatrick Stephen Fitzpatrick	Chief Executive Officer and Member of the Board (Principal Executive Officer)	March 24, 2022

/s/ Vincent Casey Vincent Casey	Chief Financial Officer and Member of the Board (Principal Accounting and Financial Officer)	March 24, 2022

/s/ Michael Cervenka Michael Cervenka	President and Member of the Board	March 24, 2022

/s/ Dómhnal Slattery Dómhnal Slattery	Chairman of the Board	March 24, 2022

/s/ Kathy Cassidy Kathy Cassidy	Member of the Board	March 24, 2022

/s/ Gur Kimchi Gur Kimchi	Member of the Board	March 24, 2022

/s/ Marcus Waley-Cohen Marcus Waley-Cohen	Member of the Board	March 24, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Vertical Aerospace Ltd., has signed this registration statement in the City of New York, State of New York, on the 24th day of March, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name:	Colleen De Vries
Title:	Sr. Vice President of Cogency Global Inc.